EXHIBIT 5.1


                              Ionics, Incorporated
                                 65 Grove Street
                               Watertown, MA 02472



September 18, 2003

Ionics, Incorporated
65 Grove Street
Watertown, MA 02472

Re: Registration Statement on Form S-8 relating to an Inducement Non-Qualified
    Stock Option Agreement

Gentlemen:

As General Counsel for Ionics, Incorporated, a Massachusetts corporation (the "Company"), I am familiar with its corporate affairs. In particular, I have acted as counsel for the Company in connection with the registration of 200,000 shares of the Company's common stock, par value $1.00 per share (the "Shares"), reserved for issuance under an Inducement Non-Qualified Stock Option Agreement between the Company and John F. Curtis, its newly appointed Vice President, Strategy and Operations, dated August 28, 2003 (the "Option") pursuant to a Registration Statement on Form S-8 (the "Registration Statement") filed by the Company on the date hereof with the Securities and Exchange Commission under the Securities Act of 1933, as amended, and the conduct of certain corporate proceedings relating thereto.

As such counsel, I have examined and am familiar with the Registration Statement, certain corporate records of the Company, including its Restated Articles of Organization, as amended, its By-laws, minutes of meetings of its Board of Directors and stockholders, the Option, and such other documents, instruments and certificates of government officials as I have deemed necessary as a basis for the opinions herein expressed.

In my examination described in the preceding paragraph, I have assumed the genuiness of all signatures, the authenticity of all documents submitted to me as originals, the conformity to the corresponding originals of all documents submitted to me as copies, the authenticity of the originals of such copies, and the accuracy and completeness of all corporate records.

I have made such examinations of Massachusetts law as I have deemed relevant for purposes of this opinion, but have not made any review of the laws of any other state or jurisdiction. Accordingly, this opinion is limited to Massachusetts law.

Based upon and subject to the foregoing, I am of the opinion that the Shares to be issued by the Company from time to time pursuant to the exercise of the Option will be duly authorized, validly issued, fully paid and non-assessable.

I hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and further consent to the use of my name wherever appearing in the Registration Statement and any amendments thereto. This opinion is being furnished to you solely for the foregoing use and, other than in connection with such use, is not to be disseminated, reproduced or published in any form, used for any other purpose or relied upon by any other person or entity without my prior written consent.

Very truly yours,

/s/Stephen Korn
Stephen Korn
General Counsel